Exhibit 5.2

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Davis Polk & Wardwell LLP 450 Lexington Avenue New York, NY 10017	212 450 4000 tel 212 701 5800 fax

February 24, 2012
RBS Holdings N.V.
The Royal Bank of Scotland N.V.
c/o RBS Holdings N.V.
Gustav Mahlerlaan 350
1082 ME Amsterdam
The Netherlands

Ladies and Gentlemen:

RBS Holdings N.V. (“Holding”) and The Royal Bank of Scotland N.V. (the “Bank” and, together with Holding, each a “Company” and collectively the “Companies”), each a public limited liability company under the laws of The Netherlands, are filing with the Securities and Exchange Commission a Registration Statement on Form F-3 (the “Registration Statement”), for the purpose of registering under the Securities Act of 1933, as amended (the “Securities Act”), debt securities to be issued by the Bank (the “Securities”) and guaranteed by Holding (the “Guarantee”), which may be issued pursuant to the indenture dated as of September 15, 2006 (the “Indenture”) among the Bank, Holding, Citibank, N.A., as securities administrator, and Wilmington Trust Company, as trustee.

We, as your counsel, have examined such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary or advisable for the purpose of rendering this opinion.

In rendering the opinion expressed herein, we have, without independent inquiry or investigation, assumed that (i) all documents submitted to us as originals are authentic and complete, (ii) all documents submitted to us as copies conform to authentic, complete originals, (iii) all signatures on all documents that we reviewed are genuine, (iv) all natural persons executing documents had and have the legal capacity to do so, (v) all statements in certificates of public officials and officers of each Company that we reviewed were and are accurate and (vi) all representations made by each Company as to matters of fact in the documents that we reviewed were and are accurate.

Based upon the foregoing, we advise you that in our opinion, when the specific terms of a particular series of Securities have been duly authorized and established in accordance with the Indenture, and such Securities have been duly executed and authenticated in accordance with the Indenture and delivered to the initial purchasers thereof against payment therefor, such Securities will be valid and binding obligations of the Company, enforceable in accordance with

RBS Holdings N.V.
The Royal Bank of Scotland N.V.	2	February 24, 2012

their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability, and the related Guarantee under the Indenture will be a valid and binding obligation of Holding, enforceable in accordance with its terms, subject to the effects of applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally and equitable principles of general applicability.

In connection with the opinion expressed above, we have assumed that, at or prior to the time of the delivery of any Security, (1) the terms and the offer and sale of the Security shall have been duly authorized by the Bank and such authorization shall not have been modified or rescinded;  (2) the terms and the offer and sale of the related Guarantee shall have been duly authorized by Holding and such authorization shall not have been modified or rescinded; (3) each Company is, and shall remain, validly existing as a public limited liability company in good standing under the laws of The Netherlands; (4) the Trustee is, and shall remain, validly existing as a corporation in good standing under the laws of its jurisdiction of incorporation; (5) the Registration Statement shall be effective and such effectiveness shall not have been terminated or rescinded; (6) the Indenture has been duly authorized, executed and delivered by the Bank, Holding and the Trustee; (7) the Indenture is, and shall remain, a valid, binding and enforceable agreement of the Trustee; and (8) there shall not have occurred any change in law affecting the validity or enforceability of the Indenture, the Securities or the Guarantee.  We have also assumed the execution, delivery and performance by the Bank, Holding and the Trustee of the Indenture, and the execution, delivery and performance by the Bank of any Security whose terms are established subsequent to the date hereof, (a) are within the corporate powers of the Bank, Holding and the Trustee, (b) do not contravene, or constitute a default under, the certificate of incorporation or bylaws or other constitutive documents of the Bank, Holding or the Trustee, (c) require no action by or in respect of, or filing with, any governmental body, agency or official and (d) do not contravene, or constitute a default under, any provision of applicable law or regulation, any public policy or any judgment, injunction, order or decree or any agreement or other instrument binding upon the Bank, Holding or the Trustee.

We express no opinion as to (i) whether a New York State or United States federal court would render or enforce a judgment in a currency other than U.S. Dollars or (ii) the exchange rate that such a court would use in rendering a judgment in U.S. Dollars in respect of an obligation in any other currency.

We are members of the Bar of the State of New York, and we express no opinion as to the laws of any jurisdiction other than the laws of the State of New York.

RBS Holdings N.V.
The Royal Bank of Scotland N.V.	3	February 24, 2012

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement referred to above and further consent to the reference to our name under the caption “Legal Matters” in the prospectus, which is a part of the Registration Statement.  In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ Davis Polk & Wardwell LLP